Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Clover Leaf Capital Corp. (the “Company”) on Amendment No. 3 to Form S-1 (File No. 333-255111) of our report dated April 7, 2021, except for Subsequent Events in Note 8, as to which the date is July 9, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of March 8, 2021 and for the period from February 25, 2021 (inception) through March 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

July 9, 2021

Marcum LLP ■ 1601 Market Street ■ 4th Floor ■ Philadelphia, Pennsylvania 19103 ■ Phone 215.297.2100 ■ Fax 215.297.2101 ■ www.marcumllp.com